Research Frontiers CEO Joseph Harary to Present at the

Autonomous Vehicle Interior Design & Technology Symposium

This Week in Michigan

Rochester, Michigan – October 25, 2016. Tomorrow, Research Frontiers President and CEO Joseph M. Harary will present the benefits of SPD-SmartGlass at the Autonomous Vehicle Interior Design & Technology Symposium in Novi, Michigan.

Mr. Harary noted: “People want to be more connected to the outside world, and at the same time be connected to information and entertainment from their devices. They want protection from heat, light, glare and noise, and experience better security. Aircraft, trains and watercraft were the first experiences that many people have already had with autonomously-driven vehicles. Now that self-driving and assisted driving cars are entering the marketplace, we can apply what we have learned from the use of SPD-SmartGlass in the aircraft, train and marine industries to enhance the passenger experience, and apply it to vehicles currently under development in the automotive industry.”

Mr. Harary’s presentation will focus on a real-world analysis of the use, benefits and reliability of SPD-SmartGlass on automotive and other glazings. SPD-SmartGlass technology, which allows users to instantly vary the tint of glass or plastic, is currently being used in the automotive, aircraft, marine, architectural and museum industries. Some of the benefits include significant heat reduction inside the vehicle (by up to 18ºF/10ºC), UV protection, glare control, reduced noise and reduced fuel consumption. Independent calculations also show that use of SPD-SmartGlass can reduce CO2 emissions by four grams per kilometer, and increase the driving range of electric vehicles by approximately 5.5 percent.

With autonomously-driven vehicles, drivers are becoming more like passengers, and automakers are realizing that they had to focus even more on the human element and enhancing the passenger experience. In a world where the systems on the vehicle have migrated to a BYOD (bring-your-own-device) model, vehicle designers also must deal in new ways with making these devices more integrated with the passenger experience, and more readable inside the vehicle. In addition, almost every discussion of autonomously driven vehicles also focuses on ways to elegantly bring more information to passengers. Mr. Harary’s presentation will discuss these topics, and show how state-of-the-art products using SPD-SmartGlass technology have been successfully used in various industries to achieve the goals outlined above. His presentation will also outline what these factors mean to the current and future design of autonomously-driven vehicles.

Please see the event website for more information about the conference.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Joseph M. Harary

President & CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-SmartGlass” and “SPD-Smart” are trademarks of Research Frontiers Inc.